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                                                                    EXHIBIT 10.5

                            OPTION TO MERGE AGREEMENT
                       INTERCARRIER TRANSPORT CORPORATION


     This Option to Merge Agreement is entered into as of June 9, 1999 by and among MCC ACQUISITION CORP. ("Purchaser"), a wholly owned subsidiary of MURDOCK COMMUNICATIONS CORPORATION ("Murdock"), and the shareholders of INTERCARRIER TRANSPORT CORPORATION ("ITC") (the "Shareholders"), all of whom are listed on the signature page of this Agreement, and INTERCARRIER TRANSPORT CORPORATION.

                                    RECITALS

     A. Purchaser desires to have an option to merge ITC with a wholly-owned subsidiary of Purchaser ("Merger Co.").

     B.   ITC desires to grant to Purchaser an option to merge ITC with Merger
Co.

     C. The Shareholders desire to enter into this Agreement to facilitate the Merger, as described below.

                                    AGREEMENT

     In consideration of the recitals and agreements set forth below, Purchaser and each of the Shareholders agree:

     1    Irrevocable Option to Purchase ITC Shares.

          (a) The Shareholders hereby grant to Purchaser the continuing option to merge ITC with a wholly-owned subsidiary of Purchaser, with ITC as the surviving entity (the "Merger"), pursuant to the applicable laws of Texas and Iowa, for the aggregate consideration described on Exhibit A. Purchaser may exercise such option upon ten days' prior written notice to ITC.

          (b) The closing (the "Closing") of the Merger shall take place at a time and place agreed to by ITC and Purchaser. In the absence of such an agreement, the closing shall be at 10 a.m. at Murdock's executive office on the first business day ten days after the exercise of the option set forth in section 1(a) above. At the Closing: (i) the Shareholders shall receive certificates for their proportional share of the Murdock common stock constituting the purchase price described on Exhibit A; (ii) the Shareholders shall deliver to Purchaser certificates for all of the outstanding shares of capital stock of ITC (the "ITC



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Shares"), duly endorsed for transfer; and (iii) ITC, Purchaser and Merger Co.
shall execute and deliver a merger agreement among them, and articles of merger, reasonably satisfactory in form and substance to Purchaser.

          (c) This option may be exercised by notice to ITC given at any time prior to August 31, 2001 (the "Option Period") at which time the option shall expire if not exercised.

          (d) The Shareholders and ITC agree that, during the Option Period, they shall cause ITC to be managed so as to ensure that ITC shall not, unless it receives the prior written consent of Purchaser: (i) merge or consolidate ITC with any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or a governmental entity or any department, agency or political division thereof; (ii) sell, lease or otherwise dispose of any of ITC's assets;
(iii) liquidate, dissolve or effect a recapitalization or reorganization of ITC in any form of transaction; (iv) create, incur, assume, guarantee, be or remain liable for, contingently or otherwise, or suffer to exist any indebtedness, other than indebtedness to Murdock and the indebtedness of ITC presently existing; or (v) conduct discussions or negotiations with respect to a transaction of the type described in clauses (i) through (iv) with any party. Each Shareholder represents and warrants that such Shareholder's holdings of ITC Shares are accurately described on Exhibit A.

          (e) It is intended by the parties that the Merger shall qualify as a non-taxable reorganization pursuant to section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and the parties agree to use their reasonable best efforts to obtain an opinion of tax counsel reasonably acceptable to them that the Merger so qualifies.

          (f) As of the date of this Agreement, 675,000 shares represents approximately 3.34% of the issued and outstanding common stock of Murdock on a fully-diluted basis, but without giving effect to the transactions contemplated by the Option to Merge Agreement, dated the date hereof, to which Purchaser, Murdock and AcNet USA are parties. The parties acknowledge that such percentage may change, based on transactions Murdock may conduct, prior to the date of Closing. The parties also agree that the number of Murdock shares issuable hereunder will be adjusted proportionately if Murdock issues a stock split or stock dividend or if there is a reverse stock split or similar recapitalization of the Murdock common stock.

     2. Injunctive Relief. The parties hereto agree that any party may apply for and obtain from any U.S. state or federal court appropriate injunctive relief prohibiting the violation of the terms of this Agreement. Such remedy shall be cumulative and not exclusive.






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     3.   Waiver. Any party to this Agreement may, at any time prior to the
Closing, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing.

     4. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, (ii) two days after delivery to a reputable overnight courier service, or (iii) five days after posting in the United States mail having been sent registered or certified mail return receipt requested:

          (a)  If to Purchaser, to:

               MCC Acquisition Corp.
               Attn: Thomas E. Chaplin
               1112 29th Avenue, S.W.
               Cedar Rapids, IA 52404
               Telephone No.: 319-362-6900

          (b)  If to ITC and/or any Shareholder, to:

               R.S. Ashton
               c/o AcNet USA, Inc.
               200 South 10th Street
               Suite 400
               McAllen, Texas 78501-4871
               Telephone No.: 956-984-4000

or to such other address or addresses as the parties may from time to time designate in writing.

     5. Reliance. Each of the parties to this Agreement shall be deemed to have relied upon the accuracy of the written representations and warranties made to it in or pursuant to this Agreement, notwithstanding any investigations conducted by or on its behalf or notice, knowledge or belief to the contrary.

     6. Construction; Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Iowa, U.S.A., without regard to conflicts of law principles. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.




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     7.   Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8. Other Agreements. The parties acknowledge that in connection with the Merger certain other agreements will be entered into. The parties agree to negotiate the terms and conditions of such definitive agreements in good faith. The parties further agree as follows:

          (a) Certain of the Shareholders have relationships with other companies that are active in various technology markets. Accordingly, the following companies shall not be deemed competitors with ITC in connection with any noncompetition clauses incorporated in the definitive agreements: Ashton Systems Corporation; The Ashton Group, Inc.; Texas Facilities Service Corporation; L&L Consultores S.A. de C.V.; CSX S.A. de C.V.; and ICT Consulting, Inc., except as Murdock may consent in writing.

          (b) A new Mexican corporation known as AcNet Internet S.A. de C.V. has been formed to transact value added services in Mexico. This newly-formed entity has issued 49,999 shares of its 50,000 total authorized shares directly to ITC.

          (c) All authorized and issued shares of AcNet Panama, S.A. are held by ITC.

     9. Irrevocable Proxies; Enforceability. Each Shareholder hereby grants to Murdock an irrevocable proxy to vote such Shareholder's ITC Shares in connection with any shareholder vote required in connection with the Merger. Each Shareholder acknowledges that such proxy is coupled with an interest by virtue, among other things, of Murdock's loans to AcNet, S.A. de C.V. Each Shareholder hereby irrevocably waives any statutory dissenter's or appraisal rights in connection with the Merger. ITC and each Shareholder represent and warrant to Purchaser and Murdock that the ITC board of directors has duly approved the Merger and that this Agreement is a valid and binding obligation of each of them, enforceable according to its terms, except as such enforceability may be limited by bankruptcy or creditors' rights laws. ITC and each Shareholder agree that, without limiting their other remedies, Purchaser and Murdock may specifically enforce this Agreement in any court of appropriate jurisdiction.

     10. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.





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     11.  Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Purchaser and ITC, which approval shall not be unreasonably withheld by any party; provided, however, that nothing herein shall prevent any party from publishing such press releases or other public communications as such party may consider necessary in order to satisfy such party's legal or contractual obligations.

     IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.


                            MCC ACQUISITION CORP.

                            By:/s/ Thomas E. Chaplin
                               -------------------------------------
                                          Thomas E. Chaplin,
                                          Chief Executive Officer

                            SHAREHOLDERS

                            /s/ Rae Stewart Ashton
                               -------------------------------------
                                          Rae Stewart Ashton

                            /s/ Melinda R. Chagnon
                               -------------------------------------
                                          Melinda R. Chagnon


                            MURDOCK COMMUNICATIONS CORPORATION

                            By:/s/ Thomas E. Chaplin
                               -------------------------------------
                                          Thomas E. Chaplin,
                                          Chief Executive Officer

                            INTERCARRIER TRANSPORT CORPORATION

                            By:/s/ Rae Stewart Ashton
                               -------------------------------------
                                          Rae Stewart Ashton,
                                          Chief Executive Officer








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                                    EXHIBIT A

                       INTERCARRIER TRANSPORT CORPORATION


                         Murdock Common Stock Payable as
                                 Purchase Price             Total ITC Shares
------------------------ ------------------------------- -----------------------
Rae Stewart Ashton                 634,500                        940
Melinda R. Chagnon                  40,500                         60